Exhibit 99.1

Q2 2020 Shareholder Letter SQUARE.COM/INVESTORS

Highlights

In the second quarter of 2020, we achieved gross profit of $597 million, up 28% year over year. Cash App delivered strong growth, with gross profit up 167% year over year to $281 million. Our Seller ecosystem generated gross profit of $316 million, down 9% year over year.	Customers increasingly used Cash App as a way to send and spend money: In June, Cash App had more than 30 million monthly transacting active customers, with more than 7 million spending on Cash Card.	Our Seller ecosystem is uniquely positioned to help sellers adapt: In the second quarter of 2020, GPV from online channels was up more than 50% year over year and made up more than 25% of our Seller GPV.[1]

SECOND QUARTER FINANCIAL METRICS

As a reminder, we are no longer reporting Adjusted Revenue in our financial results, but our statement of operations will continue to disclose net revenue, transaction-based costs, and bitcoin costs. We completed the sale of Caviar to DoorDash in the fourth quarter of 2019.

1. Online channels are defined as card-not-present payments through Appointments, Virtual Terminal, Invoices, eCommerce API, In-App Payments SDK, Square Online Store, Square Online Checkout, and our eGift Cards portal.

In the first quarter of 2020, net income (loss) and Adjusted EBITDA were significantly affected by an increase in provisions for transaction and loan losses as a result of the anticipated impact of COVID-19. Transaction and loan loss expenses were $109 million in the first quarter of 2020, which was an increase of $77 million and $81 million compared to the fourth quarter of 2019 and first quarter of 2019, respectively. Transaction and loan loss expenses were $38 million in the second quarter of 2020, which was a decrease of $71 million compared to the first quarter of 2020.

The following items affected net income (loss) per share during the respective periods. In the second quarter of 2020, we recognized a gain of $21 million related to observable price changes for non-marketable equity investments. On October 31, 2019, we completed the sale of Caviar to DoorDash, which resulted in a gain of $373 million in the fourth quarter of 2019. In August 2017, we invested $25 million for preferred shares of Eventbrite, which converted into common stock in connection with Eventbrite’s IPO in September 2018. We revalued this investment, which resulted in gains of $2 million and $4 million in the third and fourth quarters of 2019, respectively, and losses of $14 million and $5 million in the first and second quarters of 2019, respectively. We sold our entire investment in Eventbrite during the fourth quarter of 2019 for a cumulative net gain of $8 million.

A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

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SELLER HIGHLIGHT

Iesia Earl, owner of

The T-Shirt Lady & Son

in Atlanta, Georgia. Her

business uses Square

Point of Sale, Invoices,

and Square Card, as

well as Square API to

process online payments

through WooCommerce.

Additionally, she uses

Shopventory, SumAll, and

Intuit QuickBooks from our

App Marketplace.

August 4, 2020

In the second quarter of 2020, total net revenue was $1.92 billion, up 64% year over year, and excluding bitcoin revenue, total net revenue was $1.05 billion, flat year over year.

1. Financial results for our Seller ecosystem exclude Caviar, which we sold in the fourth quarter of 2019, and Cash App.

Seller GPV (Gross Payment Volume) represents payment volume from our Seller ecosystem. Seller GPV is composed of the total dollar amount of all card payments processed by sellers using Square, net of refunds, and does not include GPV from our Cash App ecosystem.

To Our Shareholders

In the second quarter of 2020, total net revenue grew 64% year over year, to $1.92 billion, and gross profit grew 28% year over year, to $597 million. Excluding Caviar from the second quarter of 2019, total net revenue and gross profit were up 70% and 32%, respectively, year over year. Our Cash App ecosystem delivered strong gross profit growth of 167% year over year as we scaled our network to more than 30 million monthly transacting active customers in June. We remain focused on helping Cash App customers access our broader ecosystem of financial tools, including Cash Card. In our Seller ecosystem, gross profit was down 9% year over year during the second quarter.1 Although Seller GPV (Gross Payment Volume) declined in the second quarter of 2020 on a year-over-year basis, GPV trends in our Seller business improved sequentially each month in the quarter, driven primarily by sellers resuming operations as COVID-19–related restrictions eased, consumers increasing spending, sellers adapting to contactless commerce, and new sellers joining Square.

As a company, we moved quickly to address the evolving needs of our customers as repercussions of COVID-19 persisted for both businesses and individuals. We believe our Cash App and Seller ecosystems are well-positioned to help our customers adapt to the current environment. Additionally, we believe our strategy of building a diverse ecosystem of products serving multiple use cases and a broad customer base adds resilience to our company. As we look toward the second half of the year, we continue to see opportunities to invest in our business for the long term.

We believe that our purpose of economic empowerment, which is rooted in equality, continues to be more important than ever. Access to financial services has historically been reserved for those with privilege. With both our Cash App and Seller ecosystems, we strive to help broaden access to the tools and services consumers and business owners need to thrive. Furthermore, we stand with our Black employees, our Black customers, and the Black community in demanding an end to systemic racism and police brutality. We remain committed to the work ahead.

SQUARE Q2 2020 3

A transacting active Cash App customer has at least one cash inflow or outflow during the specified period. A transacting active customer for a specific Cash App product has at least one cash inflow or outflow using that product during the specified period and is referred to as an active.

Cash App products include peer-to-peer payments, Cash Card, Boost, stock brokerage, bitcoin investing, and direct deposit.

1. Based on the average number of monthly transactions in the second quarter among monthly transacting active Cash App customers.

2. Source: Based on aggregate bank credit and debit card volumes reported by Bank of America, Chase, Wells Fargo, Discover, Citi, Capital One, U.S. Bancorp, and American Express.

CASH APP ECOSYSTEM

Customers increasingly used Cash App as a way to send and spend money: In June, Cash App had more than 30 million monthly transacting active customers, with more than 7 million spending on Cash Card.

Engaged network of customers

We continued to rapidly scale our network of Cash App customers. In June, Cash App reached over 30 million monthly transacting actives. We believe our ecosystem of products is an important differentiator for Cash App: In the second quarter, we saw an increase in the number of products customers adopted within their first month after activation, including Cash Card, direct deposit, Boost, and bitcoin investing. Cash App customers who used multiple products have had a higher lifetime value: In the second quarter, Cash App customers who use two or more products generated 2x to 3x as much revenue as compared to customers who only use peer-to-peer payments. We remain focused on providing daily utility for our customers: In the second quarter, active Cash App customers transacted more than 15x per month on average, an increase of nearly 50% from a year ago.1 While transactions per customer have steadily increased over time, we recognize that engagement during the second quarter also benefited from government funds related to the stimulus and unemployment benefits.

Increasing usage of Cash Card

Our customers increasingly used Cash Card as a primary spending tool, and the average spend per customer has increased over time. Adoption of Cash Card has significantly increased: In June, more than 7 million customers used their Cash Card, double the amount as a year ago. We have seen a strong relationship between Cash Card and direct deposit customers. In the second quarter, direct deposit actives were among the most engaged Cash Card customers and spent 2x to 3x more than other Cash Card actives. We have integrated these two products so that a new Cash Card customer now automatically receives an account and routing number, which can be used to receive deposits or pay bills.

Cash Card spend was resilient during the first half of 2020, despite the impact of COVID-19. In the second quarter, U.S. card spend among several major issuers was down an average of 8% quarter over quarter.2 Meanwhile, Cash Card spend in the second quarter increased nearly 50% quarter over quarter, driven by growth in both the number of Cash Card actives and spend per active. We saw Cash Card customers transition their spending behavior: In the second quarter, online purchase volumes increased and remained at elevated levels, driven by categories such as retail, food delivery, and gaming. As certain regional restrictions eased during the quarter, we also saw a resurgence of in-person spend, including at gas stations, retailers, and fast-food chains.

We have steadily increased the adoption of Cash Card within our network of Cash App customers.

Cash App customers

receive account and routing

numbers upon activating

their physical Cash Card.

SQUARE Q2 2020 4

Online channels are defined as card-not-present payments through Appointments, Virtual Terminal, Invoices, eCommerce API, In-App Payments SDK, Square Online Store, Square Online Checkout, and our eGift Cards portal.

In the second quarter, we expanded on our existing pickup and seller-powered delivery options by launching On-Demand Delivery for Square Online Store in partnership with Postmates.

1. During the second quarter, cohorts of new Square sellers generated more gross profit in their first five weeks after onboarding, as compared to seller cohorts who joined our platform during the same period a year ago. Gross profit from new seller cohorts excludes hardware. We do not include hardware because sales are typically non-recurring in nature, and we view hardware as an acquisition tool and not a profit center for our business.

SELLER ECOSYSTEM

Our Seller ecosystem is uniquely positioned to help sellers adapt: In the second quarter of 2020, GPV from online channels was up more than 50% year over year and made up more than 25% of our Seller GPV.

Scaling and expanding our online offerings

Our sellers have adapted their businesses to reach their customers in new ways: In the second quarter, GPV from online channels was up more than 50% year over year and made up more than 25% of our Seller GPV. One in three Online Store sellers onboarded in the second quarter were new to Square. As shelter-in-place measures eased in certain areas, many new sellers who onboarded to Square Online Store also adopted other parts of our ecosystem, including in-person commerce.

We have made it easier for sellers to develop an online presence: Square Online Checkout allows businesses to transition online without building a complete website. We also launched On-Demand Delivery in the second quarter, which serves as a platform for sellers to access third-party delivery apps. With On-Demand Delivery, sellers can take control of their fulfillment process by offering delivery to their customers directly from their own website. Our sellers gain the benefit of Square’s scale by retaining more of the economics as compared to directly using most third-party delivery services.

New seller acquisition

During the second quarter, we drove strong acquisition as we achieved positive year-over-year growth in gross profit from new sellers.1 We see a compelling opportunity to drive further acquisition for our Seller ecosystem by making our products more accessible to new sellers and improving awareness of our brand and ecosystem. We launched a freemium solution for our Square for Restaurants and Square for Retail products. These launches included a new free software tier that streamlines onboarding, and a new premium software tier for larger, more complex businesses. As sellers grow with Square, they will be able to seamlessly graduate to more advanced functionality to help run their businesses. While it is still early, this model has started to help us reach new sellers.

50%+ In the second quarter, we saw more than 50% year-over-year growth in GPV from online channels, including mobile and web experiences, where we have a range of solutions for sellers of all sizes.

Free tier provides restaurants and retailers with basic point-of-sale features tailored to their industry, along with integrated payment processing.

Plus tier provides sellers with additional point-of-sale features, integrated team management software, and richer reporting and analytics.

Premium tier bundles the Plus tier with more of our ecosystem, such as our Payroll, Marketing, and Loyalty products, and helps our Sales team connect with larger businesses.

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1. Source: Visa press release, published April 30, 2020.

In mid-May, we temporarily reduced the price of our contactless hardware by 20%.

The Paycheck Protection Program (PPP) is a loan designed to provide a direct incentive for small businesses to keep their workers on the payroll.

Square Capital started facilitating loans during the second round of PPP loans in collaboration with our external partner bank.

2. Source: Small Business Administration

Contactless hardware

Integrated, elegant hardware is an important differentiator and awareness driver for our Seller ecosystem. Many sellers first learned about Square by seeing our hardware in use at another business. Our contactless hardware offerings—Square Register, Square Terminal, and Square Reader for contactless and chip—have empowered existing and new sellers to adapt to social distancing during COVID-19. Commerce has increasingly shifted to contactless transactions in recent months: Visa reported that U.S. consumer use of its contactless cards and digital wallets increased 150% year over year in March.1 To ease this transition, we made our hardware more accessible to sellers by offering promotional pricing on contactless products, which helped drive a strong uplift in unit sales of Square Register and Square Terminal in the latter half of the second quarter.

Square Capital and PPP

In the second quarter, Square Capital facilitated approximately $873 million in Paycheck Protection Program (PPP) loans, providing access to a financial lifeline to over 80,000 small businesses. Participation in the program allowed Square to reach traditionally underserved sellers: The average PPP loan facilitated by Square Capital was less than $11,000—or 1/10th of the average Small Business Administration loan during the second phase of the PPP.2 We also expanded awareness of Square Capital as 60% of our PPP borrowers had never before received a loan through Square.

Jon Gilmore, owner of Rooted Coffee Company in Pleasant Hill, CA, uses a Square Reader to offer contactless payment to customers during the COVID-19 pandemic.

We moved quickly to facilitate approximately $873 million of loans in just six weeks, which represented approximately 38% of our 2019 loan volume. In the second quarter, loans through Square Capital were not material outside of the PPP as we paused our core flex loan offers for the entirety of the quarter.

SELLER HIGHLIGHT

@Square I want to thank you for streamlining the PPP process into a painless process. Other lenders have yet to answer my emails from weeks ago & you have already deposited my funds. #customerforlife

@IndyMassages

Matt Winings

SQUARE Q2 2020 6

A reconciliation of non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

We completed the sale of Caviar to DoorDash in the fourth quarter of 2019.

Financial Discussion

Total net revenue was $1.92 billion in the second quarter of 2020, up 64% year over year. Excluding Caviar from the second quarter of 2019, total net revenue was up 70% year over year. Gross profit was $597 million in the second quarter of 2020, up 28% year over year. Excluding Caviar from the second quarter of 2019, gross profit was up 32% year over year.

Transaction-based revenue was $683 million in the second quarter of 2020, down 12% year over year, and transaction-based gross profit was $294 million, up 3% year over year. We processed $22.8 billion in GPV in the second quarter of 2020, down 15% year over year. Transaction-based gross profit as a percentage of GPV was 1.29% in the second quarter of 2020, which was up 23 basis points year over year and up 15 basis points quarter over quarter.

Subscription and services-based revenue was $346 million in the second quarter of 2020, up 38% year over year, and subscription and services-based gross profit was $296 million, up 55% year over year. Excluding Caviar from the second quarter of 2019, subscription and services-based revenue and gross profit were each up 66% year over year. Growth in the quarter was driven primarily by Cash App.

In the second quarter of 2020, we changed our operating segments to reflect how we review and assess our operations and began reporting on Seller and Cash App as separate segments. As such, we will introduce additional disclosures in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, for revenue and gross profit for our Seller and Cash App operating and reporting segments.

SQUARE Q2 2020 7

1. All growth comparisons for the second quarter of 2020 are on a year-over-year basis.

Card-not-present GPV includes our online channels and card-not-present manual key entry transactions.

2. Based on verticals with the largest year-over-year declines in GPV, on a dollar basis.

SELLER ECOSYSTEM REVENUE AND GROSS PROFIT

In the second quarter of 2020, our Seller ecosystem generated $723 million of revenue and $316 million of gross profit, down 17% and 9% year over year, respectively.

In the second quarter of 2020, Seller generated $629 million of transaction-based revenue, down 17% year over year, driven primarily by the slowdown in GPV for our Seller ecosystem. During the quarter, transaction-based gross profit for our Seller ecosystem benefited from a higher percentage of debit card transactions, a higher proportion of card-not-present volumes, an increase in average transaction size, and the impact from our November 2019 card-present price change.

During the second quarter of 2020, GPV growth in our Seller business declined year over year but improved sequentially each month from April through June. We believe the improvement was driven by a combination of certain states relaxing shelter-in-place restrictions, sellers adapting to contactless commerce, new sellers joining Square, and an increase in consumer spending related to government programs. Looking at the components of Seller GPV, we observed the following trends during the second quarter of 2020.2

•	Products: We achieved positive growth in card-not-present GPV, which was up 16% year over year, driven primarily by strength from several of our online products, such as Square Online Store, Invoices, Virtual Terminal, and eCommerce API. Card-present GPV was down 38% year over year, although we saw a pronounced improvement in these volumes as the quarter progressed. The recovery in card-present volumes by region also depended on the relaxing of local restrictive measures, among other factors.

•	Geographies: Our largest U.S. metropolitan areas experienced a greater slowdown in GPV compared to the rest of the U.S., with the magnitude depending on the timing of shelter-in-place ordinances, among other factors. On average, U.S. regions outside our top metro areas were affected to a lesser extent. In aggregate, our international markets achieved positive GPV growth year over year during the quarter. As restrictions eased, GPV growth in each of our international markets improved, with particular strength from Australia and Japan.

•	Verticals: Sellers in the food and drink as well as beauty and personal care verticals experienced the greatest slowdowns in volume.[1] Home and repair and retail sellers were less affected. Across all verticals, regional reopenings led to material improvements in GPV growth.

Note: We determine seller size based on annualized GPV during the applicable quarter. Some sellers who were larger in size prior to COVID-19 may have fallen into smaller seller categories in the second quarter of 2020 given lower processing volumes.

SQUARE Q2 2020 8

We began facilitating access to PPP loans in response to the COVID-19 pandemic, and PPP loans were not part of the ordinary course of operations for Square Capital prior to this year. Future PPP loans or similar government programs will depend on government action and, at this time, we do not know to what extent these types of programs will continue, if at all.

For PPP loans sold to an institutional third-party investor, we shared economics with the investor, recognized the majority of revenue upon the sale, and deferred a portion allocated to servicing obligations. For PPP loans held on our balance sheet, we retained a greater portion of the economics, which we intend to recognize as revenue over the life of the loan. We earned lower revenue on PPP loans compared to core flex loans.

Seller generated $75 million of subscription and services-based revenue during the second quarter of 2020, down 16% year over year.

•	Square Capital: Square Capital revenue in the second quarter was down significantly on a year-over-year basis, as we paused new core flex loan offers for the entirety of the quarter. Square Capital loan volume in the second quarter was driven by the PPP, as we facilitated more than 80,000 PPP loans in the second quarter, totaling approximately $873 million. We sold a portion of the PPP loans to an institutional third-party investor and held a majority on our balance sheet as of the end of the second quarter. We believe PPP loans have a lower risk profile because they are guaranteed by the government.

•	Other subscription and services products for sellers slowed in April, before trends improved in May and June. These other products include software subscriptions, instant transfers, and Square Card. We waived all April software subscription fees for our sellers and also offered sellers the option to pause paid subscriptions for up to three months, beginning in May. As of the end of the second quarter, less than 10% of sellers with subscriptions elected to pause them, which led to an improvement in software revenue in May and June, as compared to April.

Hardware revenue in the second quarter of 2020 was $19 million, down 13% year over year, and generated a gross loss of $9 million. We saw a decrease in unit sales across hardware devices in April. In May and June, we saw an uplift in unit sales of contactless devices, particularly Square Register and Square Terminal, which was partly driven by a temporary 20% price reduction on our contactless hardware.

SQUARE Q2 2020 9

We deduct bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions.

Bitcoin revenue is the total sale amount of bitcoin to customers. Bitcoin costs are the total amount of bitcoin that we purchase. We purchase bitcoin to facilitate the buying of bitcoin conducted by Cash App customers.

CASH APP ECOSYSTEM REVENUE AND GROSS PROFIT

Cash App delivered strong growth in the second quarter of 2020, generating $1.20 billion of revenue and $281 million of gross profit, which increased 361% and 167% year over year, respectively. Excluding bitcoin, Cash App revenue was $325 million, up 140% year over year. We drove an uplift in acquisition of net-new transacting active Cash App customers as well as strong adoption of products such as Cash Card, Boost, direct deposit, and bitcoin investing. As of the end of the second quarter of 2020, Cash App customers had more than $1.7 billion in cash balances stored in their accounts, up 86% compared to the end of the first quarter of 2020.

Cash App engagement also benefited from disbursements of the CARES Act stimulus programs and unemployment benefits, including a portion of customers who direct deposited these payments into their Cash App accounts. In the second quarter of 2020, we saw year-over-year and quarter-over-quarter increases in volume per active customer across our Cash App ecosystem, including peer-to-peer payments, Instant Deposit, Cash Card, bitcoin investing, and stock brokerage. We believe this uplift was partly driven by government stimulus programs.

Cash App generated $54 million of transaction-based revenue during the second quarter of 2020, up 216% year over year. Growth was driven primarily by an increase in business accounts using Cash App.

Cash App generated $271 million of subscription and services-based revenue during the second quarter of 2020, up 129% year over year. Growth was driven primarily by Instant Deposit volumes and Cash Card spend.

Cash App generated $875 million of bitcoin revenue and $17 million of bitcoin gross profit during the second quarter of 2020, up 600% and 711% year over year, respectively. Bitcoin revenue and gross profit benefited from an increase in bitcoin actives and growth in customer demand.

SQUARE Q9 2020 10

We offer the peer-to-peer service free to our Cash App customers, and we consider it to be a marketing tool to encourage the usage of Cash App.

Cash App payback period is calculated as the length of time for a cohort’s cumulative variable profit to exceed the acquisition marketing spend during the period when the cohort was onboarded. Payback period measures the effectiveness of our acquisition spend. A cohort represents the new customers onboarded to Cash App during a given period.

Cohort variable profit is calculated as gross profit across Cash App transaction-based profit, Cash Card gross profit including interchange and ATM withdrawals, Instant Deposit gross profit for Cash App, bitcoin gross profit, and less certain variable sales and marketing expenses, including peer-to-peer processing and risk loss.

Each quarter, we estimate losses that may materialize in future periods related to that quarter’s volume. These estimates are typically based on predictive data science–based models, which historically have been close to future actual realized losses.

OPERATING EXPENSES

Operating expenses were $620 million in the second quarter of 2020, up 33% year over year, and non-GAAP operating expenses were $501 million, up 38% year over year.

Product development expenses were $207 million on a GAAP basis and $124 million on a non-GAAP basis in the second quarter of 2020, up 19% and 17% year over year, respectively, driven primarily by personnel costs related to our engineering, data science, and design teams.

Sales and marketing expenses were $238 million on a GAAP basis and $228 million on a non-GAAP basis in the second quarter of 2020, up 52% and 55% year over year, respectively.

•	Cash App marketing expenses were up 114% year over year, driven primarily by increases in peer-to-peer transactions and related transaction losses, Cash Card issuances, and advertising. We have historically achieved a payback period on customer acquisition of twelve months or less, and two years after acquiring a cohort, we have generated 3x to 4x returns on our acquisition spend.

•	Other sales and marketing expenses, including advertising, personnel, and other costs, were up 2% year over year as we pulled back on sales and marketing spend for our Seller ecosystem and shifted spend toward multi-product awareness campaigns.

General and administrative expenses were $136 million on a GAAP basis and $111 million on a non-GAAP basis in the second quarter of 2020, up 36% and 47% year over year, respectively. The increase was due primarily to additions to customer support, finance, legal, and compliance personnel, and facilities expansion.

Transaction and loan loss expenses were $38 million in the second quarter of 2020, up 10% year over year, as the increase in provisions for transaction losses during the second quarter was partially offset by the release of existing provisions for our Seller business related to the first quarter of 2020. For the first half of 2020, provisions for transaction losses represented an increase of approximately 3x compared to the second half of 2019, on a dollar basis. For Square Capital, loss rates for outstanding loans have been relatively in line with our first-quarter provisions, which assumed an increase of approximately 2.5x in loss rates compared to pre-COVID levels. To a lesser extent, the increase in transaction and loan loss expenses was also driven by continued growth of Cash App. Given the variability of potential outcomes related to the macro environment, actual realized losses may differ materially from our estimates for provisions.

SQUARE Q2 2020 11

EARNINGS

In the second quarter of 2020, net loss was $11 million. Net loss per share was $0.03 on both a basic and diluted basis in the second quarter of 2020, based on 440 million weighted-average basic and diluted shares. We recognized a gain of $21 million related to observable price changes for non-marketable equity investments. Excluding this impact, net loss was $32 million in the second quarter of 2020.

Adjusted EBITDA was $98 million in the second quarter of 2020, compared to $105 million in the second quarter of 2019. The decrease in Adjusted EBITDA compared to the prior year period was driven primarily by a slowdown in Seller revenue. Adjusted Net Income per share (Adjusted EPS) was $0.18, based on 500 million weighted-average diluted shares for the second quarter of 2020.

BALANCE SHEET/CASH FLOW

We ended the second quarter of 2020 with $3.7 billion in available liquidity, with $3.2 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $500 million available to be withdrawn from our revolving credit facility.

In the second quarter of 2020, Adjusted EBITDA and proceeds from the exercise of stock options contributed positively to our cash balance. This was partly offset by cash outflows due to the timing of purchases of property and equipment, payments for tax withholding related to vesting of restricted stock units, and net cash outflows related to the PPP.

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July Trends and

Forward-Looking Commentary

Given the uncertainty around the impact and severity of COVID-19, we wanted to provide an update on the trends in our business during the month of July.

BUSINESS TRENDS

Seller ecosystem

Transaction-based gross profit: In July, Seller GPV was up 5% year over year, which was a modest improvement compared to year-over-year results in June. The improvement in Seller GPV from June to July was driven primarily by our international markets as U.S. volumes were relatively stable in July, excluding the impact of the Fourth of July holiday.

•	Seller GPV from card-not-present transactions was up 26% year over year in July. This Seller GPV growth from card-not-present transactions in July was relatively in-line with pre-COVID-19 levels in each of January and February of 2020. We saw continued strength in GPV from our online channels.

•	Seller GPV from card-present transactions was down 4% year over year in July. Growth trends continued to vary by region, product, and vertical, depending primarily on differences in the timing and phases of reopenings.

Subscription and services-based gross profit: In July, subscription and services-based gross profit for our Seller ecosystem decreased on a year-over-year basis, driven primarily by the slowdown in Square Capital.1

•	Revenue contribution from Square Capital was immaterial in July. After pausing Square Capital core flex loan offers since mid-March of 2020, we resumed offers for new core flex loans in late July under stricter eligibility criteria. While we intend to increase volumes as the third quarter progresses, we expect core flex loan volumes to be down materially on a year-over-year basis in the third quarter of 2020, and well below our quarterly average loan volume in 2019.

•	Subscription and services-based gross profit from our other Seller products achieved positive year-over-year growth in July. This includes gross profit from our software subscriptions, instant transfers, and Square Card.

Cash App ecosystem

•	In July, Cash App delivered strong revenue and gross profit growth year over year.

•	Compared to June, we saw month-over-month increases in volume per transacting active Cash App customer across peer-to-peer payments, Cash Card, and bitcoin investing. We recognize this increase may be partially driven by government stimulus and unemployment benefits, which may not sustain at the same levels during the remainder of the third quarter.

•	Growth was also driven by strong acquisition of net-new transacting active Cash App customers and increased adoption of other products in our ecosystem.

All growth comparisons for July 2020 are on a year-over-year basis, unless otherwise specified.

Card-not-present GPV includes our online channels and card-not-present manual key entry transactions. Online channels are defined as card-not-present payments through Appointments, Virtual Terminal, Invoices, eCommerce API, In-App Payments SDK, Square Online Store, Square Online Checkout, and our eGift Cards portal.

1. We have provided additional information on July trends for subscription and services-based gross profit for the Seller ecosystem, which excludes our Caviar business that we sold in the fourth quarter of 2019, because we believe this information is timely and helpful to investors in understanding the current impact to growth in our Seller business in this uncertain environment. We have not provided actual numbers for gross profit trends, additional information on other aspects of gross profit of our Seller business, or a reconciliation of Seller gross profit for July because such information is currently unavailable.

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OPERATING EXPENSES

We believe our Cash App and Seller ecosystems are well-positioned to help our customers adapt to the impact of COVID-19, based on trends we observed during the second quarter. We intend to prioritize investments in our Cash App and Seller ecosystems that we believe will help drive attractive long-term returns.

•	Cash App ecosystem: Given Cash App’s strong growth during the second quarter, we will continue to focus on customer acquisition and product velocity for Cash App. We see a compelling opportunity to invest in acquiring new customers, driven by peer-to-peer payments as well as creative marketing strategies. We intend to continue identifying opportunities to launch new products and expand the ways that Cash App can help customers manage their money.

•	Seller ecosystem: We saw encouraging trends related to acquisition of new sellers in the second quarter of 2020, despite the impact of COVID-19 and a reduction in our marketing spend. During the second quarter, new cohorts of Square sellers generated more gross profit in their first five weeks after onboarding, compared to seller cohorts who joined our platform during the same period a year ago. Given these trends, we have begun to increase our sales and marketing spend in the second half of 2020. Our intended investments include a global brand awareness campaign that highlights the breadth of our omnichannel ecosystem, as well as hiring to build out our sales and account management teams.

For the third quarter of 2020, we expect non-GAAP product development, sales and marketing, and general and administrative expenses, in aggregate, to increase by at least $100 million compared to the second quarter of 2020, on a dollar basis. The significant majority of this increase is related to sales and marketing investments intended to drive new customer acquisition across our Seller and Cash App ecosystems. We were encouraged by acquisition trends for each ecosystem during the second quarter, and we see an attractive opportunity to reach new Seller and Cash App customers.

For the fourth quarter of 2020, we expect non-GAAP product development, sales and marketing, and general and administrative expenses, in aggregate, will be flat to slightly down compared to the third quarter of 2020.1

Transaction and loan loss expenses: We anticipate transaction and loan loss expenses recognized in future quarters will remain volatile as a result of actual losses differing from our estimates for provisions, as well as provisions for expected losses in subsequent periods. Given the variability of potential outcomes related to the macro environment, actual realized losses may differ materially from our estimates for provisions, depending on the length and severity of the impact from COVID-19. Our ability to estimate provisions is similarly limited due to the volatile and evolving macro environment.

1. We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

SQUARE Q2 2020 14

MEDIA CONTACT

press@squareup.com

INVESTOR RELATIONS CONTACT

ir@squareup.com

Earnings

Webcast

Square (NYSE:SQ) will host a conference call and earnings webcast at 5:00 a.m. Pacific time/8:00 a.m. Eastern time tomorrow, August 5, 2020, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events section of Square’s Investor Relations website at square.com/investors. A replay will be available on the same website following the call.

We will release financial results for the third quarter of 2020 on November 5, 2020, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja
CEO	CFO

SQUARE Q2 2020 15

We always had a website where our customers could order online but at the beginning of shelter in place we simplified the ordering options and switched from a different platform to Square for our online store. When florists and nurseries were allowed to open to the public it made more sense to us, for the safety of our customers and staff, to open only for private shopping experiences. Square Appointments has been easy to use for our customers and for us to keep track of shopping appointments. It has been very convenient to have all of these services on one platform.”

Freya Prowe

Co-owner, Brother and Sisters Flower Shop

Oakland, CA

SQUARE Q2 2020 16

@CashApp I just received my cash card today. I love it! I love Understand @CashApp offering direct how you can customize it!! Thank deposit due to having account and routing you! $NyxiMoon numbers is a key step in establishing @NyxxiMoon financial equity. Having a bank account Via Twitter in a traditional bank is a privilege. @__BHB__ Via Twitter Y’all helped me buy my first stock. I just started a daily Y’all so cool. #bitcoin purchase on @CashApp – I highly @joshtheJ0kester recommend it! Via Twitter @luke198giving Via Twitter Cash App is the future. The most efficient way to save, invest and move your money instantly. Love the App. Saved me when banks couldn’t help @edwardcrixus88 Via Twitter As a mailman in East Texas I can see the explosion of squares CashAPP and card, been so many folks getting them for months and its picking up actually, made me buy stock, I think they are the future of banking and more #cashapptothemoon @brentcrump Via Twitter square q2 2020 17

SQUARE Q2 2020 17

SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Square, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results and general business outlook for future periods; expected impact of the COVID-19 pandemic and related responses of governments and private industry, including government stimulus and assistance programs, on the Company’s business, financial results, financial position, and liquidity; statements regarding the Company’s sales and marketing investments for the Seller and Cash App ecosystems and their expected benefits and payback periods; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; future hiring goals; the Company’s expectations regarding its near-term and long-term strategic priorities; the ability of the Company’s products to attract and retain customers; the resiliency and growth of the Company’s Seller and Cash App ecosystems; the Company’s expectations regarding its financial position and ability to withstand market volatility; the Company’s expectations regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; and management’s statements related to business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, uncertainty around the COVID-19 pandemic and the related effects of government and other measures; an economic downturn in the United States and in other countries around the world; the Company’s ability to deal with the substantial and increasingly intense competition in its industry and to develop and deliver products and services to address the rapidly evolving market for payments and point-of-sale, financial, and marketing services; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s ability to ensure the interoperability of its technology with that of third parties; changes to the rules and practices of payment card networks and acquiring processors; the impact of acquisitions or divestitures, strategic investments, joint ventures, or entries into new businesses; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services, including those launched in connection with the COVID-19 pandemic; adoption of the Company’s products and services in international markets; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, which is on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

SQUARE Q2 2020 18

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Diluted Adjusted Net Income Per Share (Adjusted EPS), and non-GAAP operating expenses as well as other measures defined in the shareholder letter such as measures excluding Caviar, which we sold in October 2019, and measures excluding bitcoin. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds. Additionally, GPV includes Cash App activity related to peer-to-peer payments sent from a credit card, and Business Accounts.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Diluted Adjusted Net Income Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net loss and net loss per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; amortization of debt discount and issuance costs in connection with our offering of convertible senior notes in the first quarter of 2017, the second quarter of 2018, and the first quarter of 2020; gain or loss on revaluation of equity investment; gain or loss on debt extinguishment related to the conversion of senior notes; the gain or loss on the disposal of property and equipment; and impairment of intangible assets, as applicable. We also exclude certain costs associated with acquisitions and other activities that are not normal recurring operating expenses, including amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs, and we add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive, since we intend to settle future conversions of our convertible senior notes entirely in shares. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation, other interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. This calculation of Adjusted EBITDA margin will not be comparable to the calculation used in quarters prior to the fourth quarter of 2019, which was previously based on a non-GAAP revenue metric.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, loss on disposal of property and equipment, and acquisition-related costs.

We have included Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. We have included measures excluding Caviar because we believe these measures are useful in understanding the ongoing results of our operations. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions.

Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding Caviar, which we sold in October 2019, and measures excluding bitcoin have limitations as financial measures, and should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

SQUARE Q2 2020 19

Consolidated Statements

of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenue:
Transaction-based revenue	$682,572	$775,510	$1,440,673	$1,432,272
Subscription and services-based revenue	346,275	251,383	642,510	470,240
Hardware revenue	19,322	22,260	39,997	40,472
Bitcoin revenue	875,456	125,085	1,181,554	190,613

Total net revenue	1,923,625	1,174,238	3,304,734	2,133,597

Cost of revenue:
Transaction-based costs	388,106	490,349	853,885	899,418
Subscription and services-based costs	50,169	60,119	90,880	120,642
Hardware costs	28,315	33,268	62,687	60,209
Bitcoin costs	858,041	122,938	1,157,467	187,634
Amortization of acquired technology	2,231	1,719	4,551	3,095

Total cost of revenue	1,326,862	708,393	2,169,470	1,270,998

Gross profit	596,763	465,845	1,135,264	862,599

Operating expenses:
Product development	206,825	174,201	401,811	328,551
Sales and marketing	238,096	156,421	432,631	290,134
General and administrative	136,386	100,508	265,881	202,106
Transaction and loan losses	37,603	34,264	146,486	62,105
Amortization of acquired customer assets	905	1,294	1,795	2,588

Total operating expenses	619,815	466,688	1,248,604	885,484

Operating loss	(23,052)	(843)	(113,340)	(22,885)

Interest expense, net	14,769	5,143	23,975	9,824
Other expense (income), net	(25,591)	1,230	(19,729)	12,529

Loss before income tax	(12,230)	(7,216)	(117,586)	(45,238)

Income tax benefit	(752)	(476)	(217)	(347)

Net loss	$(11,478)	$(6,740)	$(117,369)	$(44,891)

Net loss per share:
Basic	$(0.03)	$(0.02)	$(0.27)	$(0.11)

Diluted	$(0.03)	$(0.02)	$(0.27)	$(0.11)

Weighted-average shares used to compute net loss per share
Basic	440,117	423,305	437,529	421,297

Diluted	440,117	423,305	437,529	421,297

SQUARE Q2 2020 20

Consolidated Balance Sheets

UNAUDITED

In thousands, except share and per share data

Assets	June 30, 2020	Dec 31, 2019
Current assets:
Cash and cash equivalents	$1,972,762	$1,047,118
Investments in short-term debt securities	714,348	492,456
Settlements receivable	879,464	588,692
Customer funds	1,733,107	676,292
Loans held for sale	567,499	164,834
Other current assets	319,890	250,409

Total current assets	6,187,070	3,219,801

Property and equipment, net	167,062	149,194
Goodwill	295,759	266,345
Acquired intangible assets, net	99,802	69,079
Investments in long-term debt securities	446,685	537,303
Operating lease right-of-use assets	449,445	113,148
Other non-current assets	166,449	196,388

Total assets	$7,812,272	$4,551,258

Liabilities and Stockholders’ Equity
Current liabilities:
Customers payable	2,568,418	1,273,135
Settlements payable	179,131	95,834
Accrued expenses and other current liabilities	393,576	297,841
Operating lease liabilities, current	43,627	27,275
PPP Liquidity Facility advances	447,764	—

Total current liabilities	3,632,516	1,694,085

Long-term debt	1,778,428	938,832
Operating lease liabilities, non-current	384,801	108,830
Other non-current liabilities	90,220	94,461

Total liabilities	5,885,965	2,836,208
Stockholders’ equity:
Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at June 30, 2020 and December 31, 2019. None issued and outstanding at June 30, 2020 and December 31, 2019.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at June 30, 2020 and December 31, 2019; 370,102,185 and 352,386,562 issued and outstanding at June 30, 2020 and December 31, 2019, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at June 30, 2020 and December 31, 2019; 72,287,165 and 80,410,158 issued and outstanding at June 30, 2020 and December 31, 2019, respectively.	—	—

Additional paid-in capital	2,549,638	2,223,749
Accumulated other comprehensive income	4,366	1,629
Accumulated deficit	(627,697)	(510,328)

Total stockholders’ equity	1,926,307	1,715,050

Total liabilities and stockholders’ equity	$7,812,272	$4,551,258

SQUARE Q2 2020 21

Consolidated Statements of Cash Flows

UNAUDITED

In thousands

	SIX MONTHS ENDED
	June 30, 2020	June 30, 2019
Cash Flows from Operating Activities
Net loss	$(117,369)	$(44,891)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	41,117	37,754
Non-cash interest and other expense	32,769	16,013
Loss on extinguishment of long-term debt	990	—
Share-based compensation	173,713	140,554
Loss (gain) on revaluation of equity investment	(20,999)	18,929
Non-cash lease expense	32,343	14,354
Transaction and loan losses	146,486	62,105
Change in deferred income taxes	(1,024)	(2,229)
Changes in operating assets and liabilities:
Settlements receivable	(302,103)	(1,148,376)
Customer funds	(953,387)	(125,042)
Purchase of loans held for sale	(1,466,391)	(1,035,500)
Sales and principal payments of loans held for sale	1,041,208	975,823
Customers payable	1,291,968	1,052,867
Settlements payable	83,297	236,515
Charge-offs to accrued transaction losses	(37,783)	(36,050)
Other assets and liabilities	(96,668)	3,010

Net cash provided by (used in) operating activities	(151,833)	165,836

Cash Flows from Investing Activities
Purchase of marketable debt securities	(724,862)	(354,908)
Proceeds from maturities of marketable debt securities	267,686	220,229
Proceeds from sale of marketable debt securities	330,626	116,522
Purchase of marketable debt securities from customer funds	(265,287)	(88,064)
Proceeds from maturities of marketable debt securities from customer funds	142,000	63,000
Proceeds from sale of marketable debt securities from customer funds	22,457	—
Purchase of property and equipment	(56,561)	(30,162)
Payments for other investments	—	(2,000)
Business combinations, net of cash acquired	(18,354)	(20,372)

Net cash used in investing activities	(302,295)	(95,755)

Cash Flows from Financing Activities
Proceeds from issuance of convertible senior notes, net	986,241	—
Purchase of convertible senior note hedges	(149,200)	—
Proceeds from issuance of warrants	99,500	—
Proceeds from PPP Liquidity Facility Advances	447,764	—
Payments for tax withholding related to vesting of restricted stock units	(93,654)	(106,663)
Proceeds from the exercise of stock options and purchases under the employee stock purchase plan, net	78,085	66,921
Other financing activities	(1,924)	(2,663)

Net cash provided by (used in) financing activities	1,366,812	(42,405)

Effect of foreign exchange rate on cash and cash equivalents	(5,182)	2,340

Net increase in cash, cash equivalents and restricted cash	907,502	30,016
Cash, cash equivalents and restricted cash, beginning of period	1,098,706	632,847

Cash, cash equivalents and restricted cash, end of period	$2,006,208	$662,863

SQUARE Q2 2020 22

Operating Segment Disclosures

UNAUDITED

In thousands

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

	THREE MONTHS ENDED			SIX MONTHS ENDED
	JUNE 30, 2020			JUNE 30, 2020
	Cash App	Seller	Total	Cash App	Seller	Total
Revenue
Transaction-based revenue	$53,657	$628,915	$682,572	$81,476	$1,359,197	$1,440,673
Subscription and services-based revenue	271,156	75,119	346,275	464,881	177,629	642,510
Hardware revenue	—	19,322	19,322	—	39,997	39,997
Bitcoin revenue	875,456	—	875,456	1,181,554	—	1,181,554

Segment revenue	1,200,269	723,356	1,923,625	1,727,911	1,576,823	3,304,734

Segment gross profit	$281,063	$315,700	$596,763	$463,795	$671,469	$1,135,264

	THREE MONTHS ENDED			SIX MONTHS ENDED
	JUNE 30, 2019			JUNE 30, 2019
	Cash App	Seller(i)	Total(i)	Cash App	Seller(i)	Total(i)
Revenue
Transaction-based revenue	$16,966	$758,544	$775,510	$32,246	$1,400,026	$1,432,272
Subscription and services-based revenue	118,442	89,552	207,994	215,036	165,284	380,320
Hardware revenue	—	22,260	22,260	—	40,472	40,472
Bitcoin revenue	125,085	—	125,085	190,613	—	190,613

Segment revenue	260,493	870,356	1,130,849	437,895	1,605,782	2,043,677

Segment gross profit	$105,341	$347,208	$452,549	$190,152	$647,711	$837,863

A reconciliation of total segment revenues to the Company’s consolidated revenues is as follows (in thousands):

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total segment revenue	$1,923,625	$1,130,849	$3,304,734	$2,043,677
Caviar revenue	—	43,389	—	89,920

Total net revenue	$1,923,625	$1,174,238	$3,304,734	$2,133,597

A reconciliation of total segment gross profit to the Company’s income before applicable income taxes is as follows (in thousands):

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total segment gross profit	$596,763	$452,549	$1,135,264	$837,863
Add: Caviar gross profit	—	13,296	—	24,736
Total reported operating gross profit	596,763	465,845	1,135,264	862,599
Less: Product Development	206,825	174,201	401,811	328,551
Less: Sales and Marketing	238,096	156,421	432,631	290,134
Less: General and Administrative	136,386	100,508	265,881	202,106
Less: Transaction and loan losses	37,603	34,264	146,486	62,105
Less: Amortization of acquired customer assets	905	1,294	1,795	2,588
Less: Interest expense, net	14,769	5,143	23,975	9,824
Less: Other expense (income), net	(25,591)	1,230	(19,729)	12,529

Loss before applicable income taxes	$(12,230)	$(7,216)	$(117,586)	$(45,238)

(i) Excluding Caviar (Refer to reconciliation in the table “Select Financial Results Excluding Caviar”). In the year ended December 31, 2019, the Company sold the Caviar business, a food ordering and delivery platform that does not align with and further contribute to the two operating segments.

SQUARE Q2 2020 23

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Gross Payment Volume (GPV) (in millions)	$22,801	$26,785	$48,544	$49,371
Adjusted EBITDA	$97,931	$105,304	$107,262	$167,001
Adjusted Net Income Per Share:
Basic	$0.20	$0.23	$0.18	$0.36
Diluted	$0.18	$0.21	$0.17	$0.32

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net loss	$(11,478)	$(6,740)	$(117,369)	$(44,891)
Share-based compensation expense	96,180	79,466	173,483	140,554
Depreciation and amortization	21,056	18,783	41,117	37,754
Interest expense, net	14,769	5,143	23,975	9,824
Other expense (income), net	(25,591)	1,230	(19,729)	12,529
Loss on disposal of property and equipment	1,481	281	1,699	300
Acquisition-related and other costs	2,056	6,133	3,580	6,915
Acquired deferred revenue adjustment	302	1,849	959	5,305
Acquired deferred costs adjustment	(92)	(365)	(236)	(942)
Income tax benefit	(752)	(476)	(217)	(347)

Adjusted EBITDA	$97,931	$105,304	$107,262	$167,001

SQUARE Q2 2020 24

Select Financial Results

Excluding Caviar(i)

UNAUDITED

In thousands

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total net revenue	$1,923,625	$1,174,238	$3,304,734	$2,133,597
Less: Caviar contribution to total net revenue	—	43,389	—	89,920

Total net revenue excluding Caviar	$1,923,625	$1,130,849	$3,304,734	$2,043,677

Subscription and services-based revenue	$346,275	$251,383	$642,510	$470,240
Less: Caviar contribution to subscription and services-based revenue	—	43,389	—	89,920

Subscription and services-based revenue excluding Caviar	$346,275	$207,994	$642,510	$380,320

Gross Profit, in accordance with GAAP	$596,763	$465,845	$1,135,264	$862,599
Less: Caviar contribution gross profit	—	13,296	—	24,736

Gross profit excluding Caviar	$596,763	$452,549	$1,135,264	$837,863

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net loss	$(11,478)	$(6,740)	$(117,639)	$(44,891)
Share-based compensation expense	96,180	79,466	173,483	140,554
Amortization of intangible assets	4,134	3,958	8,286	7,445
Amortization of debt discount and issuance costs	17,580	9,725	30,108	19,333
Loss (gain) on revaluation of equity investment	(20,998)	4,842	(20,998)	18,929
Loss on extinguishment of long-term debt	—	—	990	—
Loss on disposal of property and equipment	1,481	281	1,699	300
Acquisition-related and other costs	2,056	6,133	3,580	6,915
Acquired deferred revenue adjustment	302	1,849	959	5,305
Acquired deferred costs adjustment	(92)	(365)	(236)	(942)

Adjusted Net Income - basic	$89,165	$99,149	$80,502	$152,948

Cash interest expense on convertible senior notes	$1,565	$1,277	$2,938	$1,277

Adjusted Net Income - diluted	$90,730	$100,426	$83,440	$154,225

Weighted-average shares used to compute Basic Net Loss Per Share:
Basic	440,117	423,305	437,529	421,297

Diluted	440,117	423,305	437,529	421,297

Net Loss Per Share:
Basic	$(0.03)	$(0.02)	$(0.27)	$(0.11)

Diluted	$(0.03)	$(0.02)	$(0.27)	$(0.11)

Weighted-average shares used to compute
Adjusted Net Income Per Share:
Basic	440,117	423,305	437,529	421,297

Diluted	500,201	486,532	495,181	486,794

Adjusted Net Income Per Share:
Basic	$0.20	$0.23	$0.18	$0.36

Diluted	$0.18	$0.21	$0.17	$0.32

(i) For additional information, please refer to the table “Operating Segment Disclosures.”

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Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating expenses	$(619,815)	$(466,688)	$(1,248,604)	$(885,484)
Share-based compensation	96,085	79,437	173,312	140,504
Depreciation and amortization	18,788	16,873	36,423	34,109
Loss on disposal of property and equipment	1,481	281	1,699	300
Acquisition-related and other costs	2,056	6,133	3,580	6,915

Non-GAAP operating expenses	$(501,405)	$(363,964)	$(1,033,590)	$(703,656)

Product development	$(206,825)	$(174,201)	$(401,811)	$(328,551)
Share-based compensation	69,565	56,144	126,965	98,793
Depreciation and amortization	12,696	11,478	25,032	23,411
Loss (gain) on disposal of property and equipment	147	—	305	(71)

Non-GAAP product development	$(124,417)	$(106,579)	$(249,509)	$(206,418)

Sales and marketing	$(238,096)	$(156,421)	$(432,631)	$(290,134)
Share-based compensation	8,884	7,833	15,291	14,035
Depreciation and amortization	1,033	1,085	1,997	2,163
Loss (gain) on disposal of property and equipment	(59)	194	1	345

Non-GAAP sales and marketing	$(228,238)	$(147,309)	$(415,342)	$(273,591)

General and administrative	$(136,386)	$(100,508)	$(265,881)	$(202,106)
Share-based compensation	17,636	15,460	31,056	27,676
Depreciation and amortization	4,154	3,016	7,599	5,947
Loss on disposal of property and equipment	1,393	87	1,393	26
Acquisition-related and other costs	2,056	6,133	3,580	6,915

Non-GAAP general and administrative	$(111,147)	$(75,812)	$(222,253)	$(161,542)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Cost of revenue	$2,268	$1,910	$4,694	$3,645
Product Development	12,696	11,478	25,032	23,411
Sales and Marketing	1,033	1,085	1,997	2,163
General and Administrative	4,154	3,016	7,599	5,947
Amortization of acquired customer assets	905	1,294	1,795	2,588

Total depreciation and amortization	$21,056	$18,783	$41,117	$37,754

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